Exhibit 99.1

NEWS

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IMMEDIATE RELEASE

FORD ANNOUNCES SECOND QUARTER FINANCIAL RESULTS

•	Net income of 57 cents per share, or $1.2 billion.

•	Earnings from continuing operations of 61 cents per share, excluding special items.

•	Financial Services sector pre-tax profit of $1.6 billion, up $800 million from a year ago.

•	Ford Europe pre-tax profit of $211 million, an improvement of more than $700 million compared with the second quarter 2003.

•	Full-year earnings guidance increased by 15 cents to a range of $1.80 to $1.90 per share from continuing operations, excluding special items.

DEARBORN, Mich., July 20 — Ford Motor Company [NYSE: F] today reported net income of 57 cents per share, or $1.2 billion, for the second quarter of 2004. This compares with net income of 22 cents per share, or $417 million, in the second quarter of 2003.

Ford’s second-quarter earnings from continuing operations, excluding special items, were 61 cents per share, or $1.3 billion. This result exceeds the First Call consensus estimate of 50 cents per share.

Ford’s total sales and revenue in the second quarter rose to $42.8 billion from $40.6 billion in the year-ago period.

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“I am pleased that we continue to make solid progress in this extremely competitive environment,” said Bill Ford, chairman and chief executive officer. “Although the remainder of the year includes many challenges, we’ll generate lots of excitement with the introduction of new products such as the Ford Five Hundred, Freestyle and Escape Hybrid, the Land Rover Discovery/LR3 and the new Ford Focus in Europe.”

Additional product introductions for the rest of the year include Ford F-Series Super Duty, GT and Mustang as well as Mercury Mariner and Montego.

AUTOMOTIVE SECTOR

On a pre-tax basis, Ford’s worldwide automotive sector reported a loss of $57 million during the second quarter of 2004. Excluding special items of $140 million, worldwide automotive profit in the second quarter was $83 million, an $80 million improvement over the same period a year ago. The special items included a $120 million charge in North America related to the restructuring and revaluation of our investment in Ballard Power Systems [NASDAQ: BLDP; TSX: BLD], a leading fuel cell manufacturer, and $20 million for the completion of restructuring in Ford Europe.

Worldwide automotive sales for the second quarter rose to $36.7 billion from $34.1 billion in the same period last year. Worldwide vehicle-unit sales in the quarter were 1,748,000, up from 1,718,000 a year ago.

Automotive cash, marketable securities, loaned securities and short-term Voluntary Employee Beneficiary Association (VEBA) assets on June 30, 2004 were $26.8 billion, up from $26.5 billion at the end of the first quarter.

THE AMERICAS

For the second quarter, the Americas reported a pre-tax profit of $477 million, excluding special items, up $101 million from the same period a year ago.

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North America: Ford’s North America automotive pre-tax profit for the second quarter was $455 million, excluding special items, up $10 million from a year ago. The increase primarily reflected improved vehicle mix and favorable net pricing, partially offset by lower volumes and the non-recurrence of favorable 2003 warranty reserve adjustments. Sales were $20.5 billion, down from $20.7 billion in the same period a year ago.

South America: Ford’s South America operations reported a second-quarter pre-tax profit of $22 million, a $91 million improvement from the 2003 second quarter. The improvement primarily reflected favorable pricing and higher vehicle volumes, partially offset by higher material costs. Sales improved to $665 million from $435 million in the same period a year ago.

FORD EUROPE AND PREMIER AUTOMOTIVE GROUP (PAG)

The 2004 second-quarter combined pre-tax loss for Ford Europe and PAG was $151 million, excluding special items, compared with a loss of $359 million for the year-ago period, a year-over-year improvement of $208 million.

Ford Europe: Ford Europe’s second-quarter pre-tax profit was $211 million, excluding special items, compared with a pre-tax loss of $525 million during the 2003 period. The improvement of more than $700 million primarily reflected higher volumes and lower costs. Ford Europe’s sales in the second quarter were $6.7 billion, compared with $5.2 billion during the second quarter of 2003.

Premier Automotive Group: PAG reported a pre-tax loss of $362 million for the second quarter, compared with a pre-tax profit of $166 million for the second quarter of 2003. The decline in results primarily reflected unfavorable exchange rates, higher costs including the effects of product changeovers, unfavorable mix and lower net pricing. Second-quarter sales for PAG were $6.9 billion, compared with $6.4 billion a year ago.

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FORD ASIA-PACIFIC, AFRICA, MAZDA AND ASSOCIATED OPERATIONS

The 2004 second-quarter combined pre-tax profit for Ford Asia-Pacific, Africa, Mazda and Associated Operations was $55 million, compared with $17 million for the year-ago period, a year-over-year improvement of $38 million.

Ford Asia-Pacific and Africa: For the second quarter of 2004, Ford Asia-Pacific and Africa reported a combined pre-tax loss of $5 million, an improvement of $23 million from the same period a year ago. The improvement primarily reflected favorable exchange rates and stronger volume and mix, partially offset by higher costs and unfavorable net pricing. Sales rose to $1.9 billion, compared with $1.4 billion during the second quarter of 2003.

Mazda and Associated Operations: During the second quarter of 2004, Ford’s share of Mazda and Associated Operations was a combined pre-tax profit of $60 million, compared with $45 million a year ago.

FORD CREDIT

Ford Motor Credit Company reported record net income of $897 million in the second quarter of 2004, up $496 million from $401 million a year earlier. On a pre-tax basis from continuing operations, Ford Credit earned $1.4 billion in the second quarter, compared with $661 million in the previous year. The increase in earnings primarily reflected continued improved credit loss performance, higher used vehicle prices and the favorable impact of the low interest rate environment.

HERTZ

Hertz reported a pre-tax profit of $144 million in the second quarter compared with a $57 million profit during the same period a year ago. The improvement primarily reflected higher rental car volume in leisure and commercial segments, higher profit from the disposal of used vehicles and equipment sales, and favorable cost performance. The improvements were partially offset by lower pricing in highly competitive car rental markets worldwide.

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OUTLOOK

“When you look at our second-quarter results you see continued strong performance in Financial Services and significant progress at Ford Europe, where actions we took last year have begun to pay off,” said Chief Financial Officer Don Leclair. “Looking forward, we remain dedicated to achieving our financial milestones in this competitive marketplace and continuing to improve our balance sheet.”

For the third quarter of 2004, Ford expects to earn in a range of breakeven to 5 cents per share from continuing operations, excluding special items.

Ford is increasing its full-year earnings guidance by 15 cents per share to a range of $1.80 to $1.90 per share from continuing operations, excluding special items. The increase primarily reflects the strong performance of the company’s Financial Services sector. Special items, which are presently estimated to reduce full-year earnings by 8 cents per share, are expected to consist primarily of the restructuring and revaluation of our Ballard investment and completed European restructuring actions.

Investors and media can hear a review of second quarter results by Don Leclair via conference call at 800-599-9795 (617-786-2905 for international dial-in) with a verbal passcode of “Ford Earnings Call” or on the Internet at http://www.shareholder.ford.com. Supporting presentation material will be available at the same Internet address. The presentation will begin at 9:00 a.m. EDT, July 20.

Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures and distributes automobiles in 200 markets across six continents. With more than 327,000 employees worldwide, the company’s core and affiliated automotive brands include Aston Martin, Ford, Jaguar, Land Rover, Lincoln, Mazda, Mercury and Volvo. Its automotive-related services include Ford Credit, Quality Care and Hertz.

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Statements included herein may constitute “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation:

•	greater price competition resulting from currency fluctuations, industry overcapacity or other factors;

•	a significant decline in industry sales, particularly in the U.S. or Europe, resulting from slowing economic growth, geo-political events or other factors;

•	lower-than-anticipated market acceptance of new or existing products;

•	work stoppages at key Ford or supplier facilities or other interruptions of supplies;

•	the discovery of defects in vehicles resulting in delays in new model launches, recall campaigns or increased warranty costs;

•	increased safety, emissions, fuel economy or other regulation resulting in higher costs and/or sales restrictions;

•	unusual or significant litigation or governmental investigations arising out of alleged defects in our products or otherwise;

•	worse-than-assumed economic and demographic experience for our post-retirement benefit plans (e.g., investment returns, interest rates, health care cost trends, benefit improvements);

•	currency or commodity price fluctuations;

•	changes in interest rates;

•	a market shift from truck sales in the U.S.;

•	economic difficulties in any significant market;

•	reduced availability of or higher prices for fuel;

•	labor or other constraints on our ability to restructure our business;

•	a change in our requirements under long-term supply arrangements under which we are obligated to purchase minimum quantities or pay minimum amounts;

•	credit rating downgrades;

•	inability to access debt or securitization markets around the world at competitive rates or in sufficient amounts;

•	higher-than-expected credit losses;

•	lower-than-anticipated residual values for leased vehicles;

•	increased price competition in the rental car industry and/or a general decline in business or leisure travel due to terrorist attacks, acts of war, epidemic diseases or measures taken by governments in response thereto that negatively affect the travel industry; and

•	our inability to implement the Revitalization Plan.

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